State of California
Secretary of State

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I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:

That the attached transcript of 1 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

JAN 2 9 2007

Debra Bowen

DEBRA BOWEN
Secretary of State

ENDORSED - FILED
in the office of the Secretary of State
of the State of California

JAN 1 6 2007

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
CORPHQ, INC.

The undersigned, Steven Crane, hereby certifies that:

1. He is the duly elected Chief Executive Officer and Secretary of CORPHQ, INC., a California corporation (the "*Corporation*").

2. Section Four of the Articles of Incorporation of this Corporation is amended to read as follows:

FOUR: The Corporation is authorized to issue two billion (2,000,000,000) shares of common stock.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the Corporation is one hundred ninety-nine million three hundred thirty-six thousand five hundred eighty-one (199,336,581) shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Date: January 11, 2007

Steven Crane
Chief Executive Officer and Secretary

OFFICE OF THE SECRETARY OF STATE